EXHIBIT 11

ALICO, INC.

Computation of weighted average shares outstanding at August 31, 2003:

Outstanding
Date    Shares     Days    Total (days X shares)
09/01/02     7,080,344     2     14,160,688
09/03/02     7,083,592     1      7,083,592
09/04/02     7,089,392     1      7,089,392
09/05/02     7,089,562     1          7,089,562
09/06/02     7,090,492     3     21,271,476
09/09/02     7,093,092        46        326,282,232
10/25/02     7,095,092     4         28,380,368
10/29/02     7,100,406     2         14,200,812
10/31/02     7,101,706     4     28,406,824
11/04/02     7,102,106     1      7,102,106
11/05/02     7,104,906            48        341,035,488
12/23/02     7,108,345     43       305,658,835
02/04/03     7,109,595       168      1,194,411,960
07/22/03     7,110,095     7     49,770,665
07/29/03     7,111,295            22    156,448,490
08/20/03     7,111,495     1          7,111,495
08/21/03     7,114,295         1      7,114,295
08/22/03     7,115,320     3     21,345,960
08/25/03     7,116,070         7     49,812,490
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                    365      2,593,776,730

Total Weight 2,593,776,730 divided by 365 days = 7,106,238
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Computation of Basic Earnings per Share:

Net income $12,659 divided by total
weighted average shares 7,106 (in thousands)= $1.78
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Computation of fully diluted Earnings per Share:

Weighted average shares              7,106
Dilutive options outstanding           150
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Total shares, assuming exercise      7,256
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Net income $12,659 divided by total
weighted average shares (assuming
dilution) 7,256 (in thousands) = $1.74
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